Exhibit 10.12

FOX HOLLOW TECHNOLOGIES, INC.

CONSULTING AGREEMENT

This Consulting Agreement, including the attached Exhibits (“Agreement”) is made and entered into as of 21 May 2004 (the “Effective Date”) by and between FOX HOLLOW TECHNOLOGIES, INC., a Delaware corporation having offices at 300 Saginaw Drive, Redwood City, California 94063 (the “Company”) and John B. Simpson, Ph.D., M.D., an individual having offices or residing at [Intentionally omitted] (“Consultant”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. SERVICES AND COMPENSATION

(a) Consultant agrees to perform for the Company the services described in Exhibit A (“Services”).

(b) the Company agrees to pay to Consultant the compensation set forth in Exhibit A for the performance of the Services.

2. CONFIDENTIALITY

(a) “Confidential Information” means any Company proprietary information technical data, trade secrets or know-how, including, but not limited to, research and product plans, products, services, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to Consultant by the Company either directly or indirectly in writing, orally or otherwise.

(b) Consultant will not, during or subsequent to the term of this Agreement, use Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company, or disclose Confidential Information to any third party. Consultant agrees that Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Notwithstanding the above, Consultant’s obligation under this Section 2(b) relating to Confidential Information shall not apply to information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party authorized to make such disclosure.

(c) Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose to the Company any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation by the Company of such third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

(d) Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e) Upon the termination of this Agreement, or upon the Company’s earlier request, Consultant will deliver to the Company all of the Company’s property relating to, and all tangible embodiments of, Confidential Information in Consultant’s possession or control.

3. OWNERSHIP

(a) Consultant hereby irrevocably assigns to the Company all right, title and interest in and to information (including, without limitation, business plans and/or business information), technology, know-how, materials, notes, records, designs, ideas (whether or not patentable), inventions, improvements, devices, developments, discoveries, compositions, trade secrets, processes, methods and/or techniques conceived, reduced to practice or made by Consultant alone or jointly with others in the course of performing the Services hereunder (collectively, “Inventions”).

(b) Consultant agrees that Consultant shall, and shall cause Consultant’s employees and agents to, sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of the Company, any and all documents and to perform such acts as may be necessary, useful or convenient for the purposes of perfecting the foregoing assignments and obtaining, enforcing and defending intellectual property rights in any and all countries with respect to Inventions. It is understood and agreed that the Company or the Company’s designee shall have the sole right, but not the obligation, to prosecute and maintain patent applications and patents worldwide with respect to Inventions.

(c) Upon the termination of this Agreement, or upon the Company’s earlier requests Consultant will deliver to the Company all property relating to, and all tangible embodiments of, Inventions in Consultant’s possession or control.

(d) Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest (“Item”), the Company is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, reproduce, display, use and sell such Item as part of or in connection with such Invention.

(e) Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Consultant Invention or the Company Invention assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by Consultant.

4. REPORTS. Consultant agrees that Consultant will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as reasonably requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Services by Consultant. Reports prepared by Consultant shall be the sole property of the Company.

5. CONFLICTING OBLIGATIONS. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

6. TERM AND TERMINATION

(a) This Agreement will commence on the date first written above and will continue until the earlier of (i) 21 May 2009 or (ii) earlier termination as provided below.

(b) Either party may terminate this Agreement upon giving two weeks prior written notice thereof to the other party. Any such notice shall be the applicable address shown below or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.

(c) Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease except:

(i) the Company shall be obliged to pay, within thirty (30) days after receipt of Consultant’s final statement, all amounts owing to Consultant for unpaid Services and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof, and

(ii) Sections 2 (Confidentiality), 3 (Ownership), 7 (Independent Contractor), 8 (Arbitration and Equitable Relief) and 9 (General) shall survive termination of this Agreement.

7. INDEPENDENT CONTRACTOR. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement.

8. ARBITRATION AND EQUITABLE RELIEF. The Company and Consultant agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the making, interpretation, construction, performance or breach thereof, shall be finally settled by binding arbitration in San Francisco, California under the then current rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator, shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys’ fees and expert witness fees.

9. GENERAL

(a) Notices. Any required notice shall be given in writing at the address of each party set forth above, or to such other address as either party may substitute by written notice to the other in the manner contemplated in this Section 9, and shall be deemed given when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

(b) Assignment. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company. The Company may assign this Agreement to an entity that succeeds to substantially all of the business or assets of the Company.

(c) Governing Law. This Agreement shall be governed by, and construed and interpreted under, the laws of the State of California without reference to conflicts of laws principles.

(d) No Subcontracting. Consultant shall not subcontract any portion of Consultant’s duties under this Agreement without the prior written consent of the Company.

(e) Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either the Company or Consultant.

(f) Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by writing signed by both parties. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.

(g) Entire Agreement. The parties hereto acknowledge that this Agreement and the Exhibits hereto set forth the entire agreement and understanding of the parties as to the subject matter hereof, and supersedes all prior discussion, agreements and writings in respect hereto.

(h) Counterparts. This Agreement may be executed in counterpart, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of the Company and Consultant, as applicable.

FOX HOLLOW TECHNOLOGIES, INC.		CONSULTANT

By:	/s/ Robert W. Thomas	By:	/s/ John B. Simpson, Ph.D, M.D.

Robert W. Thomas President and CEO			John B. Simpson, Ph.D., M.D.

EXHIBIT A

SERVICES AND COMPENSATION

1.	Description of Services.

Ongoing consulting in the areas of:

1)    Product Development,

2)    Medical Affairs, and

3)    Strategic Planning

2.	Consideration for Services.

As consideration for the Services, Consultant will be paid $25,000 per month.